Exhibit 99.1

                              Press Release

IMMEDIATE RELEASE                                  Contact: Phillip W. Gerber
                                                          President and Chief
                                                            Executive Officer
                                                               1-419-562-7055

           COMMUNITY INVESTORS BANCORP, INC. FILES PRELIMINARY
              PROXY STATEMENT REGARDING PREVIOUSLY ANNOUNCED
                               STOCK SPLITS

Bucyrus, Ohio (June 9, 2005) - Community Investors Bancorp, Inc. (the "Company") (Nasdaq: CIBI), announced today that it has filed its preliminary proxy statement with the Securities and Exchange Commission in connection with the special meeting of shareholders that it plans to hold to consider the Company's previously announced going private transaction. The plan will involve a 1-for-300 reverse stock split and a repurchase for $15.00 per share of all shares outstanding from shareholders owning fewer than 300 shares followed by a forward stock split of 300-for-1 shares for the remaining shareholders.

At March 31, 2005, Community Investors Bancorp, Inc. reported total assets of $122.8 million, total liabilities of $109.8 million, including total deposits of $83.5 million and total stockholders' equity of $13.0 million.

First Federal Community Bank of Bucyrus has served the Bucyrus and Crawford County area since 1888. The Company currently has four office locations plus a free-standing ATM facility in Crawford County.

Community Investors Bancorp, Inc. has filed a Schedule 13E-3, including a preliminary proxy statement, concerning the stock splits with the Securities and Exchange Commission. We urge investors to read these documents because they contain important information. Investors may obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Community Investors are available free of charge from the Secretary of Community Investors, 119 South Sandusky Avenue, Bucyrus, Ohio 44820. The directors and executive officers of Community Investors may be deemed to be participants in the solicitation of proxies to approve the stock splits. Information about the directors and executive officers of Community Investors and ownership of Community Investors common stock is set forth in the preliminary proxy statement filed by Community Investors with the SEC on June 9, 2005. Investors should read the proxy statement and other documents to be filed with the SEC carefully before making a decision concerning the stock splits.